Exhibit 99.2

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

17 October 2011

EVRAZ plc (“New Evraz” or the “Company”)

Recommended share exchange offer by EVRAZ plc to acquire up to 100% of the issued and outstanding share capital of Evraz Group S.A. (“Existing Evraz”), to effect a re-domiciliation of Existing Evraz and its subsidiaries (the “Group”)

Overview

New Evraz is pleased to announce that it has today launched a recommended share exchange offer (the “Offer”) to acquire up to the entire issued and to be issued share capital of Existing Evraz (the “Existing Shares”), including those Existing Shares represented by GDRs (the “Existing GDRs” and, together with the Existing Shares, the “Existing Securities”) in exchange for ordinary shares in New Evraz (the “New Shares”).

The Offer is being made in connection with the proposed re-domiciliation of the Group to the United Kingdom by the introduction of New Evraz, a public limited company incorporated in England and Wales, as the new holding company for the Group (the “Re-domiciliation”). New Evraz intends to apply for admission of the New Shares to the Premium Listing segment of the Official List of the UK Financial Services Authority (“FSA”) and to trading on the main market for listed securities of the London Stock Exchange (together “Admission”), and upon completion of the Offer, New Evraz will become the parent company of the Group. Admission is expected to occur on or around 7 November 2011. Morgan Stanley and Credit Suisse are acting as joint sponsors to the Company in connection with Admission.

Rationale for the Offer

The Existing Evraz board of directors (the “Existing Evraz Board”) and the New Evraz board of directors (the “New Evraz Board”) agree that completion of the Offer and the Re-domiciliation will result in the most appropriate structure for the Group. The Existing Evraz Board believes that establishing New Evraz as the parent company of the Group and listing it on the Premium segment of the Official List has many benefits for the Group and its stakeholders including:

•      raising the profile of the Group with international investors;

•      increasing the liquidity of its securities;

•      allowing the Group to become eligible for inclusion in the FTSE UK Index Series (including the FTSE 100 Index) from December 2011; and

•      further demonstrating the Group’s commitment to the high governance standards according to which it operates its business.

The Offer

Subject to applicable securities laws, the Offer is being made to eligible existing holders of Existing Shares (including those represented by Existing GDRs) on the following basis:

for each Existing Share:	9 New Shares
for each Existing GDR*:	3 New Shares

*three Existing GDRs represent one Existing Share.

For the avoidance of doubt, no cash offer for the Existing Securities is being made.

The Offer is expected to close at 8.00 a.m. (New York time)/12 noon (UK time) on 4 November 2011 (the “Expiration Time”), with Admission and unconditional trading in the New Shares expected to commence on 7 November 2011. Further details regarding the timing of the Offer are set out in Appendix 1.

Existing GDR holders should note that the respective clearing systems in which they hold Existing GDRs will each establish its own cut-off date and time for the submission of instructions by Existing GDR holders wishing to participate in the Offer, which will be earlier than the Expiration Time. Further, if an Existing GDR holder wishes to give an instruction to accept the Offer with respect to Existing GDRs that are registered in the name of a broker or other securities intermediary, the Existing GDR holder must contact that securities intermediary to instruct them to give an instruction to accept the Offer on its behalf; any such securities intermediary will establish an earlier deadline than the Expiration Time by which it must have received an instruction to accept the Offer on the Existing GDR holder’s behalf. Further, the Existing GDR holder may be charged a fee by such securities intermediary for processing the instruction to accept the Offer on its behalf.

The Offer will lapse unless all the conditions (summarised below) have been fulfilled or waived (if capable of waiver) or, where appropriate, have been determined by New Evraz to be or remain satisfied, by 7.00 p.m. (New York time)/12.00 midnight (London time) on 28 November 2011.

The Offer will not result in any changes to the day-to-day operations of the business or strategy of the Group.

Irrevocable undertakings to accept the Offer

Lanebrook Limited (“Lanebrook”), which currently holds 103,975,315 Existing Shares and 10,594,581 Existing GDRs, which, when taken together, represent approximately 72.25 per cent. of the issued and outstanding Existing Shares (excluding Existing Shares held in treasury), has irrevocably undertaken to accept or procure the acceptance of the Offer in respect of its Existing Shares (including those represented by the Existing GDRs) on the terms described below (the “Lanebrook Irrevocable”).

Lanebrook’s undertaking to accept or procure the acceptance of the Offer is conditional upon New Evraz having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which Lanebrook is required to provide pursuant to the Lanebrook Irrevocable, equal at least 95 per cent. of the issued Existing Shares (including those represented by the Existing GDRs). Save with the prior consent of New Evraz, Lanebrook will only accept, or procure the acceptance of, the Offer in respect of such number of its Existing Shares (including those represented by the Existing GDRs) as will entitle Lanebrook to receive the maximum number of New Shares to be issued under the terms of the Offer that Lanebrook may hold whilst at least 25 per cent. of the New Shares (or such lower percentage as the FSA may approve from time to time) are held or, subject to the satisfaction by New Evraz of its obligations under the Offer, are to be held, in public hands for the purposes of the UK Listing Rules. If the Offer becomes or is declared wholly unconditional, Lanebrook will remain the majority shareholder of the Group.

The Lanebrook Irrevocable will lapse if an offer is made for the Existing Securities by a third party and such offer is recommended by the Existing Evraz Board.

Termination of Deposit Agreement and De-listing

If the Offer becomes or is declared wholly unconditional, and sufficient acceptances under the Offer are received and/or sufficient Existing Shares (including those represented by the Existing GDRs) are otherwise acquired, the Group intends to terminate the existing deposit agreement relating to the Existing GDRs (the “Deposit Agreement”) and apply for the cancellation of the listing of the Existing GDRs on the Official List and for the cancellation of trading of the Existing GDRs on the London Stock Exchange.

Settlement of the Offer will lead to reduced liquidity in and market value of the Existing Shares and the Existing GDRs. De-listing will reduce significantly the liquidity and marketability of any Existing GDRs in respect of which the Offer has not been accepted. If the Deposit Agreement is terminated, the depositary (the “Depositary”) will give notice to the holders of the Existing GDRs that cancellation of the facility will occur. If a holder of the Existing GDRs does not request delivery to it of the Existing Shares underlying its Existing GDRs within the time specified by the Deposit Agreement, such Existing Shares will be sold on behalf of the Existing GDR holder by the Depositary and the net proceeds of sale returned to the relevant Existing GDR holder upon the surrender of its Existing GDRs and the deduction of a cancellation fee of US$0.05 per Existing GDR. If an Existing GDR holder surrenders its Existing GDRs and requests delivery of the Existing Shares underlying its Existing GDRs, the relevant Existing GDRs will be cancelled and a cancellation fee of US$0.05 per Existing GDR will be incurred by the Existing GDR holder. This cancellation fee will not be payable by Existing GDR holders who exchange their Existing GDRs for New Shares pursuant to the Offer as the Group has agreed to pay the fee on their behalf.

The measures and processes described above in connection with the termination of the Deposit Agreement may or may not be implemented, subject to applicable provisions of UK and/or Luxembourg law and regulation. Existing Evraz will make an announcement in due course in accordance with the terms of the Existing GDRs if such measures and processes are to be implemented.

The Board of New Evraz and Governance

The New Evraz Board consists of the Non-Executive Chairman (Alexander Abramov), one Executive Director (Alexander Frolov) and seven Non-Executive Directors (Duncan Baxter, Karl Gruber, Sir Michael Peat, Olga Pokrovskaya, Terry Robinson, Eugene Shvidler and Eugene Tenenbaum). Sir Michael Peat is the senior independent Non-Executive Director.

The Company regards all of its Non-Executive Directors other than Alexander Abramov, Olga Pokrovskaya, Eugene Shvidler and Eugene Tenenbaum as independent Non-Executive Directors within the meaning of “independent” as defined in the UK Corporate Governance Code and free from any business or other relationship which could materially interfere with the exercise of their independent judgement.

As at the date of this announcement, the New Evraz Board includes four independent Non-Executive Directors, meaning that at least half of the members of the Board (excluding the Chairman) will be independent Non-Executive Directors in compliance with the UK Corporate Governance Code. The Company regards this as an appropriate board structure.

In addition, the Company is currently considering the appointment of an additional independent non-executive director and intends to appoint such person, if identified, prior to the Company’s next annual general meeting.

The Directors are committed to high standards of corporate governance and have established an audit committee, a remuneration committee, a nominations committee and a health, safety and environment committee.

Recent Trading

Existing Evraz released its H1 trading update on 12 October 2011.

Existing Evraz has today also released a production update in respect of Q3 2011. The full text of this update can be found in the Prospectus.

Dividend Policy

The New Evraz Board intends to adopt a dividend policy which will take into account, and depend upon, the profitability of the business and underlying growth in earnings of the Group, as well as its ongoing capital requirements and cash flows, the availability of funds and other relevant factors.

Following Admission, in the absence of unforeseen circumstances and assuming the Group’s performance continues in line with the New Evraz Board’s expectations, New Evraz will target to maintain a long-term average dividend payout ratio of at least 25 per cent. of the consolidated net profit calculated in accordance with IFRS and adjusted for non-recurring items, for the relevant period. New Evraz may only pay dividends if distributable reserves are available for the purpose.

Existing Evraz declared both an interim and special dividend in respect of its performance for H1 2011. Details can be found in its H1 results release, published on 12 October 2011.

Conditions of the Offer

The Offer is conditional upon, among other things:

(i)            valid acceptances of the Offer being received by not later than 8.00 a.m. (New York time)/12 noon (London time) on the Closing Date (or such later time(s) and/or date(s) as New Evraz may decide) in respect of not less than 95 per cent. (or such lower percentage as New Evraz may decide) in nominal value of the Existing Shares and of the voting rights attached to those Existing Shares, provided that this condition will not be satisfied unless New Evraz (together with its wholly owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Existing Shares carrying in aggregate more than 95 per cent. of the voting rights then normally exercisable at a general meeting of Existing Evraz, including for this purpose any such voting rights attaching to Existing Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise (the “Acceptance Condition”). For the purposes of the Acceptance Condition, Existing Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry upon issue; and

(ii)           the New Shares being admitted to the Premium Listing segment of the Official List and being admitted to trading on the London Stock Exchange’s main market for listed securities or, if New Evraz and Existing Evraz so determine, the UKLA having acknowledged to New Evraz or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New Shares to the Premium Listing segment of the Official List has been approved and (subject to the satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FSA and an acknowledgement by the London Stock Exchange that the New Shares will be admitted to trading on the London Stock Exchange’s main market for listed securities (and such acknowledgement not having been withdrawn).

Immediately upon the Offer becoming or being declared wholly unconditional, each Existing Security holder will effectively have the same proportionate direct or indirect interest in the Group as they had immediately prior to the Offer becoming or being declared wholly unconditional.

The Offer will be subject to the terms and conditions set forth in the exchange offer document containing the Offer (the “Offer Document”). The Offer is conditional on certain matters (including Admission), each of which may be waived by New Evraz at any time, in whole or in part, in its sole discretion.

The Offer Document is expected to be published today. In addition, a prospectus relating to Admission prepared in accordance with the Prospectus Rules of the UK Listing Authority approved by the FSA in accordance with section 85 of the Financial Services and Markets Act 2000 (the “Prospectus”) is expected to be published on or around the date hereof. The Offer Document and the Prospectus will be made available when published to eligible participants on the Group’s website (www.evraz.com).

Other

The terms and conditions of Existing Evraz’s outstanding debt securities will remain unchanged.

The New Shares will be denominated in U.S. dollars and will be quoted in pounds sterling on the London Stock Exchange. Dividends in respect of the New Shares, if any, will be declared and paid in U.S. dollars, although holders of New Shares will be able to elect to receive their dividend payments in pounds sterling or Euros, based on the exchange rates in effect at the date of such election.

Recommendation

The Board of Evraz Group S.A. is pleased to have agreed the details of the Offer as, having given due and careful consideration to the strategic and financial rationale of the proposed transaction, it believes that the Offer is in the best interests of Existing Evraz, the holders of Existing Securities and all other stakeholders in Existing Evraz.

The Directors of Evraz Group S.A. unanimously recommend that holders of the Existing Securities, including Existing GDRs, accept the Offer or give instructions to accept the Offer, as they intend to do (or procure to be done) in respect of their own beneficial holdings of, in aggregate, 60,139,955 Existing Shares (including Existing Shares represented by Existing GDRs), representing (as at 12 October 2011, being the latest practicable date prior to the publication of the Offer Document) approximately 40.42 per cent. of the existing issued and outstanding share capital of Existing Evraz (excluding Existing Shares held in treasury), subject to the terms of the Lanebrook Irrevocable in relation to the relevant Directors of Existing Evraz.

Commenting on the Offer, Alexander Abramov, Non-Executive Chairman of EVRAZ plc and Evraz Group S.A., said:

“The proposed re-domiciliation of the Group to the United Kingdom and Premium listed Status is a very important step in our development. During the last 6 years as a company listed on LSE we have made enormous progress in our business, both organically and through M&A. Our strategy of vertical integration has proved successful both in strong and turbulent markets and we see a lot of opportunities for growth in Russia and internationally. The Premium Listing and anticipated FTSE inclusion are intended to increase the attractiveness of the Group’s shares to a broader universe of the highest quality investors in the UK, Europe and globally and to provide the capital markets platform and profile to help the Group to achieve its strategic objectives. We are also delighted to welcome Sir Michael Peat to the Board as Senior Independent Director as another step in our ongoing commitment to the highest standards of corporate governance and we are considering the addition of another independent non-executive director ahead of the Company’s next AGM.”

Conference Call

Evraz Group S.A. will hold a conference call at 1pm (London time) today to discuss the share exchange offer and also update on Q3 production. Details of the call are:

Toll Free Numbers:

Standard International +44 (0) 1452 560 063

Austria     0800 111 948

Denmark     8088 4404

France     0805 111 342

Germany     0800 101 3108

Ireland     1800 931 682

Israel     1809 203 674

Italy     8009 064 86

Norway     8001 5837

Russia     8108 0020 972 044

Spain     8000 991 79

Sweden     0200 887 531

Switzerland     0800 000 097

UK     0800 953 0820

USA     1866 437 8387

Conference ID: 18474912

Encore Replay Access Number: 18474912#

International Dial in: +44 (0) 1452 55 00 00; UK Free Call Dial In: 0800 953 1533; UK Local Dial In: 0845 245 5205; USA Free Call Dial In: 1866 247 4222

TO JOIN THE WEBCAST PLEASE REGISTER AT:

http://webeventservices.reg.meeting-stream.com/20111017_MorganStanley/

Enquiries:

Morgan Stanley & Co. International plc                     +44 (0) 207 425 8000
(Joint Sponsor to the Company)

Gergely Voros

Alastair Cochran

Doug Campbell

Credit Suisse Securities (Europe) Limited                     +44 (0) 207 888 8888
(Joint Sponsor to the Company)

James Leigh-Pemberton

Anush Simonyan

Chris Byrne

Investor contact:

Alexander Boreyko
Director, Investor Relations
+7 495 232 1370
ir@Evraz.com

Media contact:

Oleg Kuzmin
VP, Corporate Communications
+7 495 937 6871
media@Evraz.com

Evraz Group S.A. is a vertically integrated steel, mining and vanadium business with operations in the Russian Federation, Ukraine, USA, Canada, Czech Republic, Italy and South Africa. In 2010, Evraz Group S.A. produced 16.3 million tonnes of crude steel and sold 15.5 million tonnes of steel rolled products. Evraz Group S.A.’s internal consumption of iron ore and coking coal is covered by its mining operations. Evraz Group S.A.’s consolidated revenues for the year ended 31 December 2010 were US$13,394 million and consolidated adjusted EBITDA amounted to US$2,350 million.

This press release is an advertisement and not a prospectus and investors should not subscribe for any shares or other securities referred to in this press release except on the basis of information in the Offer Document and the Prospectus to be published by the Company in due course in connection with the admission of the shares or other securities to the Official List of the Financial Services Authority. Copies of the Offer Document and the Prospectus will, following publication, be available to eligible participants on the Group’s website (www.evraz.com). This press release does not constitute or form part of any offer or invitation to sell or issue, or any solicitation of any offer to purchase or subscribe for, any shares or other securities of the Company, nor shall any part of it nor the fact of its distribution form part of or be relied on in connection with any contract or investment decision relating thereto, nor does it constitute a recommendation regarding the securities of the Company.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. You can identify forward-looking statements by terms such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “will,” “could,” “may” or “might”, the negative of such terms or other similar expressions. These statements are only predictions and actual events or results may differ materially. The Company does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Many factors could cause the actual results to differ materially from those contained in the Company’s projections or forward-looking statements, including, among others, general economic conditions, its competitive environment, as well as many other risks specifically related to the Company and its operations.

The information contained herein does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any jurisdiction. The securities referred to herein may not be offered, or sold in the United States absent registration under the US Securities Act of 1933 (the “Securities Act”) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

These materials and information contained herein are not a public offer or advertisement of securities in Russia, and are not an offer, or an invitation to make offers, to purchase, sell, exchange or transfer any shares whether in the form of shares or global depositary receipts (“GDRs”) in Russia. This information is not intended to be and must not be publicly distributed in the Russian Federation and is not intended to and must not be sent to persons who are not qualified investors under Russian law. No shares or GDRs have been or will be registered in Russia or are intended for placement or public circulation in Russia.

These materials and information contained herein do not constitute an offer of securities and nothing herein shall be read or construed as constituting investment advice or recommendations.

Each of Credit Suisse Securities (Europe) Limited and Morgan Stanley & Co International plc are acting for the Company and no one else in connection with Admission and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Credit Suisse Securities (Europe) Limited and Morgan Stanley & Co International plc or for providing advice in relation to the contents of this announcement or any matters referred to herein.

The Offer is being made in reliance on, and in compliance with, Rule 14d-1(c) under the US Securities Exchange Act of 1934. The Offer is being made for securities of a non-US company. The Offer is subject to disclosure requirements of the United Kingdom and these are different from those of the United States. Financial statements, if any, included in the documents relating to the Offer have been prepared in accordance with International Foreign Reporting Standards that may not be comparable to the financial statements of United States companies. The payment and settlement procedures with respect to the Offer will comply with the relevant United Kingdom rules, which differ from United States payment and settlement procedures. In accordance with normal United Kingdom market practice, New Evraz or any person acting on their behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Existing Securities other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the United Kingdom and United States.

New Evraz is organised under the laws of England and Wales and Existing Evraz is organised under the laws of Luxembourg. Some or all of the officers and directors of New Evraz and Existing Evraz, respectively, are residents of countries other than the United States. In addition, most of the assets of New Evraz and Existing Evraz are located outside the United States. As a result, it may be difficult for US shareholders to enforce their rights and any claim they may have arising under the US federal securities laws, since New Evraz is located in a foreign country, and some or all of its officers and directors may be residents of foreign countries. US shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgement.

You should be aware that New Evraz may purchase securities otherwise than under the Offer, such as in the open market or privately negotiated purchases.

In accordance with Rule 14e-5(b) of the Exchange Act, during the Offer Credit Suisse Securities (Europe) Limited and Morgan Stanley & Co International plc and certain of their respective affiliates may act as exempt principal traders in GDRs of Existing Evraz on the London Stock Exchange. These purchases may occur either in the open market or as privately negotiated transactions. No information about these purchases will be publicly disclosed unless required by applicable law, and if so required, information about these purchases will be disclosed to the extent and in the manner required by applicable law, and in the event of any such disclosures, such information will be also be made available in the United States in a manner that is comparable to the disclosure that is made in compliance with such legal requirements.

Appendix 1

Expected timing of events in relation to the Offer

The times, dates and events shown in this table are subject to change at the absolute discretion of EVRAZ plc

Event	Day

Offer Document published	17 October 2011
Prospectus published	On or around 17 October 2011
Evraz Group S.A. announces Q3 production update	17 October 2011

Offer period commences	17 October 2011

Offer period closes (unless extended)	4 November 2011 at 12 noon (London time)

Final acceptances announced	On or about 4 November 2011

Admission and commencement of unconditional dealings	7 November 2011 at 8am (London time)

Recommended share exchange offer by EVRAZ plc to acquire up to 100% of the issued and outstanding share capital of Evraz Group S.A. (the “Company”) to effect a redomiciliation of the Company and its subsidiaries (the “Group”)

17 October 2011

The Company announces that EVRAZ plc has today made an offer to acquire up to the entire issued and to be issued share capital of the Company (the “Existing Shares”), including those Existing Shares represented by GDRs (the “Existing GDRs” and, together with the Existing Shares, the “Existing Securities”) in exchange for ordinary shares in EVRAZ plc (the “Offer”).

The Board of the Company is pleased to have agreed the details of the Offer as, having given due and careful consideration to the strategic and financial rationale of the proposed transaction, it believes that the Offer is in the best interests of the Company, holders of Existing Securities and all other stakeholders in the Company.

The Directors unanimously recommend that holders of the Existing Securities, including Existing GDRs, accept the Offer or give instructions to accept the Offer, as they intend to do (or procure to be done) in respect of their own beneficial holdings of, in aggregate, 60,139,955  Existing Shares (including Existing Shares represented by Existing GDRs), representing (as at 12 October 2011, being the latest practicable date prior to the publication of the exchange offer document containing the Offer) approximately 40.42 per cent. of the existing issued and outstanding share capital of the Company (excluding Existing Shares held in treasury), subject to the terms and conditions of the Offer.

Further details relating to the Offer are set out in the press release and offer document published today by EVRAZ plc which are available on the Group’s website: http://www.evraz.com.

Conference Call

The Company will hold a conference call at 1pm (London time) today to discuss the Offer and also update on Q3 production. Details of the call are:

Toll Free Numbers:

Standard International +44 (0) 1452 560 063

Austria     0800 111 948

Denmark     8088 4404

France     0805 111 342

Germany     0800 101 3108

Ireland     1800 931 682

Israel     1809 203 674

Italy     8009 064 86

Norway     8001 5837

Russia     8108 0020 972 044

Spain     8000 991 79

Sweden     0200 887 531

Switzerland     0800 000 097

UK     0800 953 0820

USA     1866 437 8387

Conference ID: 18474912

Encore Replay Access Number: 18474912#

International Dial in: +44 (0) 1452 55 00 00; UK Free Call Dial In: 0800 953 1533; UK Local Dial In: 0845 245 5205; USA Free Call Dial In: 1866 247 4222

TO JOIN THE WEBCAST PLEASE REGISTER AT:

http://webeventservices.reg.meeting-stream.com/20111017_MorganStanley/

For further information:

Alexander Boreyko
Director, Investor Relations
+7 495 232 1370
ir@evraz.com

Oleg Kuzmin
VP, Corporate Communications
+7 495 937 6871
media@evraz.com

The Offer is being made in reliance on, and in compliance with, Rule 14d-1(c) under the US Securities Exchange Act of 1934. The Offer is being made for securities of a non-US company. The Offer is subject to disclosure requirements of the United Kingdom and these are different from those of the United States. Financial statements, if any, included in the documents relating to the Offer have been prepared in accordance with International Foreign Reporting Standards that may not be comparable to the financial statements of United States companies. The payment and settlement procedures with respect to the Offer will comply with the relevant United Kingdom rules, which differ from United States payment and settlement procedures. In accordance with normal United Kingdom market practice, EVRAZ plc or any person acting on their behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Existing Securities other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the United Kingdom and United States.

EVRAZ plc is organised under the laws of England and Wales and the Company is organised under the laws of Luxembourg. Some or all of the officers and directors of EVRAZ plc and the Company, respectively, are residents of countries other than the United States. In addition, most of the assets of EVRAZ plc and the Company are located outside the United States. As a result, it may be difficult for US shareholders to enforce their rights and any claim they may have arising under the US federal securities laws, since EVRAZ plc is located in a foreign country, and some or all of its officers and directors may be residents of foreign countries. US shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgement.

You should be aware that EVRAZ plc may purchase securities otherwise than under the Offer, such as in the open market or privately negotiated purchases.

The information contained herein does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any jurisdiction. The securities referred to herein may not be offered, or sold in the United States absent registration under the US Securities Act of 1933 (the “Securities Act”) or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act